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                                                                    EXHIBIT 99.2

                     CENDANT AGREES TO ACQUIRE BUDGET GROUP
            STRATEGIC INVESTMENT BY PARENT COMPANY OF AVIS RENT A CAR
                      BUDGET TO REMAIN AN INDEPENDENT BRAND
                     REGULATORY CLEARANCE OBTAINED FROM FTC
           OFFICIAL CREDITORS COMMITTEE AGREES TO SUPPORT ACQUISITION

NEW YORK, NY AND LISLE, IL, AUGUST 22, 2002 - Cendant Corporation (NYSE:CD) today announced that it has entered into a definitive agreement to acquire substantially all of the assets of Budget Group, Inc. (OTCB: BDGPA) for $107.5 million in cash plus the payment of certain transaction related expenses and assumption of certain contracts and trade payables. In addition, a subsidiary of Cendant will assume approximately $2.7 billion in non-recourse asset-backed vehicle-related debt. Budget Group is the third-largest general use car and truck rental company in the United States.

Pursuant to the definitive agreement, Cendant will acquire Budget's operations in the United States, Canada, Australia, New Zealand and Latin America. Budget is seeking a buyer for its operations in Europe, the Middle East and Africa and anticipates that these operations will continue to operate as usual under the Budget brand name. The companies expect to complete the transaction during the fourth quarter of 2002.

Following the acquisition, Budget will continue to operate as a separate and independent brand. Budget will complement the travel services currently offered by Cendant, including Avis car rental, Galileo travel distribution services, Trendwest and Fairfield Resorts timeshare development, RCI timeshare exchange, Cendant Travel Services, Cendant's nine lodging brands, and CheapTickets and Trip.com through Cendant's affiliation with Trip Network, Inc.

"We believe that bringing Budget into our family of companies provides numerous synergies with Cendant's existing lines of business. Beyond the clear cost efficiencies of combining overhead and administrative functions of Avis and Budget, adding the Budget brand to our travel mix will allow us to reach value-conscious travelers more effectively through our timeshare, travel services and online booking channels," said Henry R. Silverman, chairman, president and Chief Executive Officer of Cendant.

"This transaction is also consistent with our articulated strategy of making add on acquisitions in our core travel and residential real estate segments. We remain committed to our plan to use our free cash flow primarily to reduce indebtedness," Mr. Silverman concluded.

Sandy Miller, Chairman and Chief Executive Officer of Budget Group, Inc., said, "As a strategic buyer, Cendant will provide numerous resources to strengthen and grow Budget's rental operations. In addition, joining forces with Cendant will allow Budget to operate as an independent brand, enjoy many synergies created by this transaction and continue serving its customers in the same quality manner."

Cendant and Budget have agreed to assemble a transition team comprised of senior managers to ensure a seamless integration of the companies. Cendant does not anticipate changes in Budget's operational management or workforce that would impact service to customers or suppliers.
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Cendant will not assume roughly $750 million of Budget's non-vehicle-related debt and preferred securities. Budget believes it is unlikely that holders of its Convertible Subordinated Notes, Trust Preferred Securities, and Common Stock will receive any distribution or recovery. It is expected that the holders of Budget Senior Notes will receive a distribution at the conclusion of the bankruptcy process.

The official committee of unsecured creditors of Budget Group, Inc. stated that it supports the sale of substantially all of the assets of Budget's U.S., Canadian, Latin American and Asian-Pacific operations to Cendant Corporation pursuant to a definitive purchase agreement entered into today by Budget and Cendant. The committee has taken the position that the prompt sale of Budget's business is important and likely to maximize the potential recovery to unsecured creditors. Subject to a bankruptcy court auction for higher and better offers to acquire the business for cash, the committee supports the transaction including the proposed bidding procedures and the timetable to close the transaction.

Consummation of the transaction remains subject to certain conditions, including bankruptcy court and regulatory approval outside the United States. The transaction has received clearance under U.S antitrust regulations. Lazard Freres & Co. is acting as Budget's exclusive advisor with respect to the sale process; Salomon Smith Barney is acting as Cendant's financial advisor.

Based on the terms of the transaction, the acquisition is expected to be accretive to Cendant's earnings per share in 2003. However, Cendant has not yet provided earnings guidance for 2003.

Statements made in this press release that are not historical in nature may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of Budget, Cendant and their respective management teams, as well as the assumptions on which such statements are based. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. These risks and uncertainties include factors relating to Budget's restructuring process (such as the availability of financing over time, the results of the bankruptcy court consideration of the Cendant transaction and other factors relating to the ability to complete the sale to Cendant, and the outcome of the Budget's efforts to sell its operations in Europe, the Middle East and Africa) as well as matters contained in the Budget's Annual Report on Form 10-K for the year ended December 31, 2001 and in other documents subsequently filed by Budget with the SEC, all of which are available from the SEC. The risks and uncertainty related to Cendant include factors specified in Cendant's Form 10-K/A for the year ended December 31, 2001.

About Budget Group, Inc.

Budget Group, Inc. owns Budget Rent a Car Corporation Budget is the world's third largest car and truck rental. For more information, visit the Company's Web site at www.budget.com.
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About Cendant Corporation

Cendant Corporation is primarily a provider of travel and residential real estate services. With approximately 70,000 employees, New York City-based Cendant provides these services to business and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting the Company's Web site at http://www.cendant.com or by calling 877-4-INFOCD (877-446-3623).

CENDANT MEDIA CONTACTS:                     BUDGET GROUP MEDIA CONTACT:
Elliot Bloom                                Kimberly Mulcahy
212-413-1832                                630-955-7672

Ted Deutsch
973-496-7865

CENDANT INVESTOR CONTACTS:                  BUDGET GROUP INVESTOR CONTACT:
Sam Levenson                                Sarah Lewensohn
212-413-1834                                630-955-7602

Henry A. Diamond
212-413-1920